Exhibit 10.21

Indalex Inc., Suite 450
75 Tri-State International
Lincolnshire, IL 60069

2006 Company Bonus Program

2006 Bonus Plan

Dear Colleague:

I am pleased to enclose details of the 2006 Bonus Plan.  This plan applies to the portion of your bonus based on the performance of the total business, also known as Indalex “Sector” performance.

For many last year was your first year in the “Sector” wide plan where you had 100% of your potential in this plan. The feedback we received from many of you was a preference for more control over your own destiny and a desire to have a higher portion of your bonus tied directly to your local plant KPI’s.  We listened and agreed and therefore this year will be moving your “Sector” portion down to 50% while   raising your local KPI portion to 50%.  Unless otherwise notified, if you are not tied directly to one plant you will remain at 100% Sector.

This modified plan in part continues to support   our “one company” philosophy and our efforts to deliver an acceptable level of profitability. While also keeping each of us more focused on items, which are in our “line of sight” and will drive improvement at local facilities. As we now have interest to pay on debt, the entry point for the plan has been raised to a level which will allow the Company to pay its debt service costs. While the entry level has been raised, once we hit 80% of budgeted earnings the payout potential remains the same as in the last two years. Furthermore once we exceed 80% of budget, we can earn more than in the past two years and unlike in the past there is no cap of 115%.

This year there is an additional change for those folks who are at a Bonus Potential level above or equal to 35%, that is, 25 % of your bonus potential will be directly related to your individual performance as  “discretionary”.  As an example, if your potential is 30%, beginning this year, 25% of the 30% (7.5%) is discretionary and directly related to your individual performance. In a worst-case scenario if the company does not generate enough income for a profit-based payout, you, depending on attainment of individual objectives may still be eligible to receive up to 25% of your bonus potential. Conversely however if the company generates earnings allowing a payout and you do not meet your individual objectives you may not receive any of the discretionary portion of your bonus potential. This discretionary piece has been added allowing us to reward high performers in good times and in bad.

Your specific plan design is contained in the enclosed letter.

We will continue to keep you informed how we are doing through the year with periodic emails and or intranet links.

Every extra piece of profitable business and every dollar saved will make a difference.

Best Regards,

Tim Stubbs

CEO

Indalex Holding Corp.

Individual Incentive Statement

(Example)

Colleague Name:

Bonus Potential (%):	30% (25% or one quarter of the bonus potential being discretionary)

Bonus Weighting:	50% Sector, 50% local KPIs

Note if you are not directly related to a plant you will remain 100% “Sector”

Incentive Plan Rules:

The following notes summarize the terms of the Indalex Aluminum Solutions Colleague Bonus Plan (“the Plan”).

1.               The Plan will apply to the colleagues of Indalex Aluminum Solutions and any division or subsidiary company nominated by the Chief Executive of Indalex Aluminum Solutions (“the Chief Executive”) or such other person(s) as he shall appoint.

2.               Bonuses payable under the Plan will be paid by reference to the financial year of Indalex Aluminum Solutions (“the Bonus Year”).  Each bonus will be calculated as a percentage of year-end eligible earnings (basic wages, plus overtime pay where applicable, but exclusive of any other bonuses, fees/allowances or other additional remuneration) paid to the relevant Colleague by his/her employing company (“the Company”) during the Bonus Year.

3.               The bonus will be payable by the Company as soon as is practicable after the announcement of the annual results of Indalex Aluminum Solutions for the relevant Bonus Year.

4.               A Colleague joining the Company, or changing assignments within the organization, during the Bonus Year will be eligible for the Plan on a pro rata basis.  Colleagues joining in November or December will not be eligible to join the Scheme in that Bonus Year.

5.               If a colleague exits the organization prior to the payment of the bonus, they will be ineligible to receive a bonus.

6.               In the event of a Colleague being absent from work, for any reason, for more than 3 months, paid or unpaid, in any Bonus Year, any bonus payment will be calculated on a pro-rata basis.

7.               Colleagues out on leave at time of payout will receive eligible payout upon return to active status.

8.               The achievement of the criteria, including eligible profits, relevant to the payment of any bonus will be determined according to the accounts of the company or division and in the event of any criteria, which are not apparent from the accounts, will be determined by the Chief Executive whose decision shall be final and binding.

9.               In the event of any material change in business profitability during the year unrelated to base business performance, for example as a result of acquisition or disposal of assets, the final profit may be adjusted, at the sole discretion of the Chief Executive.  Such decision shall be final and binding.

10.         Any changes to the plan, including bonus targets, will be at the discretion of the Chief Executive.

11.         Payments made under the Plan will not be eligible for inclusion in redundancy or termination settlement.

12.         Any colleague who commits a gross safety violation during the year will not be eligible for a payout if achieved.

13.         The Plan is to be self-financing and, therefore, profits will be stated after deducting the cost of all bonuses.

14.         Bonus payments will be calculated based on the bonus percent multiple as of April 1 of the bonus year.  Pro-rata calculations may be made where bonus potential, or assigned bonus criteria have changed during the course of the year.

15.         Individuals incented against the performance of multiple plants will have the KPI’s split evenly on the KPI weighting.

16.         Discretionary bonus payout, dollars and /or percentage, is at the sole discretion of the Chief Executive Officer.

Colleague Signature________________________________Date:___________________

Print Name_______________________________________________________________

Please send a signed copy to Deb DiStephano in Girard (for US participants) or Lisa Justa in Mississauga (for Canadian participants) no later than May 31, 2006.